EXHIBIT 99.1



                                [SIX FLAGS LOGO]



                   SIX FLAGS REPORTS SECOND QUARTER RESULTS
                   ----------------------------------------

            o Quarter Revenues Up 6%, with 3% Increase in Attendance and Total Revenue Per Capita
            o     Six Month Revenues Up 8% on 4% Fewer Park Operating Days


New York, NY - July 26, 2007 - Six Flags, Inc. (NYSE: SIX) today announced operating results for its second quarter and six months ended June 30, 2007. (1)

Total revenue for the quarter increased 6% to $344.8 million from $325.0 million in the prior-year quarter. Attendance increased 0.3 million, or 3%, to 8.9 million from 8.6 million in the prior-year quarter. The Company believes the attendance increase reflects enhanced marketing and promotional programs along with continued improvement in the overall guest experience.

Total revenue per capita for the quarter increased by $1.17, or 3%, to $38.85, reflecting increased per capita guest spending and sponsorship revenues. Per capita guest spending increased $0.82, or 2%, to $37.02 from $36.20 in the second quarter of 2006, as guests spent more on admissions, food and beverages, parking, rentals and games.

The Company's loss from continuing operations for the quarter was $41.8 million, compared to a loss of $39.1 million in the second quarter of 2006, reflecting increased revenues and increased costs and expenses. Higher costs and expenses primarily reflected increased marketing expense ($14.1 million) and additional in-park costs.



------------------
(1) Reported results from continuing operations for all periods presented exclude park operations in Buffalo, New York; Columbus, Ohio; Concord, California; Denver, Colorado; Houston, Texas; Oklahoma City, Oklahoma; Sacramento, California; and Seattle, Washington. These parks have been classified as discontinued operations. As of April 6, 2007, the sales of all of the above-named parks were completed.

Mark Shapiro, Six Flags President and CEO, commented: "Although our peak business period occurs in the third quarter, we witnessed encouraging results for the first six months, especially when you consider 4% fewer operating days and unprecedented rain in the state of Texas. The fact that in-park spending and guest satisfaction scores are at an all-time high indicates both the return of families to Six Flags and their approval of the makeover. We are in position for the long-term turnaround we envisioned for our shareholders."

The prior-year second quarter was negatively impacted by $11.3 million in other expenses, primarily due to the change in the Company's management, including reimbursement of proxy costs. The current-year quarter included $10.4 million in net losses from debt extinguishment, reflecting the write-off of capitalized debt issuance costs associated with the Company's recently refinanced senior secured credit facility and the repurchase of $85 million of senior unsecured debt, partially offset by gains from repurchasing senior unsecured debt at a discount.

Net loss applicable to common stock in the second quarter 2007 was $50.9 million, or $0.54 per share, compared to a net loss applicable to common stock of $45.1 million, or $0.48 per common share in the prior-year period. The increased net loss for the quarter reflects the results of continuing operations and $3.1 million, or $0.03 per common share, of increased loss from discontinued operations.

Adjusted EBITDA(2) for the quarter was $57.9 million, compared to $58.6 million in the second quarter of 2006.

Six Month Results

For the six months ended June 30, 2007 (the "First Half 2007"), total revenues increased $28.4 million, or 8%, to $395.5 million from $367.1 million in the prior-year period.

First Half 2007 total revenue per capita increased $1.62, or 4%, to $39.17, from $37.55 in the prior-year period, reflecting increased per capita guest spending and sponsorship revenues. Increased per capita guest spending of $0.96, or 3%, to $36.65 from $35.69 in the prior-year period was driven by increased admissions, food and beverages, parking, rentals and games revenues. Attendance for the First Half 2007 was 10.1 million, an increase of 0.3 million, or 3%, from 9.8 million during the prior-year period.

Total costs and expenses, including cost of sales, depreciation, amortization, stock-based compensation and loss on fixed assets, decreased $6.8 million to $468.0 million for the First Half 2007, compared to $474.8 million in the 2006 period. The key drivers of the change were a reduced loss on fixed assets ($14.1 million), prior-year costs related to the change in management ($11.8 million), and lower stock-based compensation ($6.4 million), partially offset by increased marketing expense ($17.9 million) and additional in-park costs.



------------------
(2) See the following tables and Note 2 to those tables for a discussion of EBITDA (Modified), Adjusted EBITDA, and a reconciliation to these amounts from net income (loss).

Net loss applicable to common stock for the First Half 2007 was $226.9 million, or $2.40 per share, compared to a net loss applicable to common stock of $291.6 million, or $3.10 per common share in the prior-year period. The decreased net loss in First Half 2007 of $64.7 million reflects a reduced loss from discontinued operations ($32.2 million), improved results from continuing operations ($31.5 million) reflecting increased revenues and reduced costs and expenses, and the impact of a prior-year change in accounting principles ($1.0 million).

Adjusted EBITDA for the First Half 2007 improved by $18.6 million over the prior-year period to a loss of $10.9 million, reflecting increased revenues partially offset by increased costs and expenses.

Cash and Liquidity

As of June 30, 2007, the Company had no balance outstanding on its $275 million revolving credit facility (excluding letters of credit in the amount of $34.8 million), and $81.9 million in unrestricted cash.

Conference Call

The Company will host a teleconference for analysts and investors today at 4:30 PM Eastern. Participants in the call will include President and Chief Executive Officer, Mark Shapiro, and Chief Financial Officer, Jeffrey R. Speed.

The teleconference will be broadcast live to all interested persons as a listen-only Web cast on http://investors.sixflags.com/. The Web cast will be archived for one year.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags celebrated its 45th Anniversary in 2006. It is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.

Forward Looking Statements:
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2006, which is available free of charge on Six Flags' website http://www.sixflags.com.

                                    # # #

Media Contact:  Wendy Goldberg - (212) 652-9393
Investor Relations Contact: William Schmitt - (203) 682-8200

                                 Six Flags, Inc.
                Three and Six Months Ended June 30, 2007 and 2006
                    (In Thousands, Except Per Share Amounts)


Statement of Operations (1)                     Three Months Ended                 Six Months Ended
                                                     June 30,                          June 30,
                                            --------------------------        --------------------------
                                               2007             2006             2007             2006
                                            ---------        ---------        ---------        ---------
Revenue                                     $ 344,801        $ 325,002        $ 395,461        $ 367,083

Costs and expenses (excluding
 depreciation, amortization,
 stock-based compensation
 and loss on fixed assets)                    261,846          241,821          390,429          379,958
Depreciation                                   33,741           32,094           67,374           64,367
Amortization                                      326              220              576              439
Stock-based compensation                        1,957            1,712            4,407           10,775
Loss on fixed assets                              830              706            5,165           19,284
                                            ---------        ---------        ---------        ---------
Income (loss) from operations                  46,101           48,449          (72,490)        (107,740)
                                            ---------        ---------        ---------        ---------
Interest expense (net)                         50,806           50,576          102,676           98,377
Minority interest in earnings                  24,504           23,462           14,531           14,485
Equity in operations of partnerships              221              190              518              318
Net loss on debt extinguishment                10,356                -           10,356                -
Other expense                                      85           11,272              190           11,304
                                            ---------        ---------        ---------        ---------
Loss from continuing operations
 before income taxes                          (39,871)         (37,051)        (200,761)        (232,224)
Income tax expense                             (1,880)          (2,035)          (2,195)          (2,202)
                                            ---------        ---------        ---------        ---------
Loss from continuing operations
 before discontinued operations and
 cumulative effect of a change in
 accounting principle                         (41,751)         (39,086)        (202,956)        (234,426)

Discontinued operations                        (3,637)            (501)         (12,993)         (45,170)
                                            ---------        ---------        ---------        ---------
Loss before cumulative effect of a
 change in accounting principle               (45,388)         (39,587)        (215,949)        (279,596)

Cumulative effect of a change
  in accounting principle                           -                -                -           (1,038)
                                            ---------        ---------        ---------        ---------
Net loss                                    $ (45,388)       $ (39,587)       $(215,949)       $(280,634)
                                            =========        =========        =========        =========
Net loss applicable to
  common stock                              $ (50,880)       $ (45,079)       $(226,934)       $(291,619)
                                            =========        =========        =========        =========
Per share - basic and diluted:
     Loss from continuing operations        $   (0.50)       $   (0.47)       $   (2.26)       $   (2.61)
     Discontinued operations                $   (0.04)       $   (0.01)       $   (0.14)       $   (0.48)
     Cumulative effect of a change in
        accounting principle                $       -        $       -        $       -        $   (0.01)
                                            ---------        ---------        ---------        ---------
Net loss                                    $   (0.54)       $   (0.48)       $   (2.40)       $   (3.10)
                                            =========        =========        =========        =========

                               Balance Sheet Data
                                 (In Thousands)


Balance Sheet Data                        June 30, 2007     December 31, 2006
                                        -----------------   -----------------
Cash and cash equivalents
  (excluding restricted cash)              $   81,870       $   24,295
Total assets                                3,112,082        3,187,616


Current portion of long-term debt              10,289          114,059
Long-term debt (excluding current
  portion)                                  2,250,996        2,126,888
Mandatory redeemable preferred
  stock                                       285,060          284,497
Total stockholders' equity                    160,371          376,140


                                          Three Months Ended              Six Months Ended
                                               June 30,                       June 30,
                                        -----------------------       ------------------------
                                          2007           2006           2007            2006
                                        --------       --------       --------        --------
Other Data:
EBITDA (Modified) (2)                   $ 82,955       $ 83,181       $  5,032        $(12,875)
Adjusted EBITDA (2)                     $ 57,915       $ 58,616       $(10,935)       $(29,580)
Weighted average shares
  outstanding - basic and diluted         94,708         94,321         94,680          94,114
Net cash provided by (used in)
  operating activities                  $ 25,411       $ 51,171       $(73,949)       $(61,372)

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown (in thousands):

                                               Three Months Ended                 Six Months Ended
                                                    June 30,                          June 30,
                                           --------------------------        --------------------------
                                              2007             2006             2007             2006
                                           ---------        ---------        ---------        ---------
Net loss                                   $ (45,388)       $ (39,587)       $(215,949)       $(280,634)
Cumulative effect of a change in
  accounting principle                             -                -                -            1,038
Discontinued operations                        3,637              501           12,993           45,170
Income tax expense                             1,880            2,035            2,195            2,202
Other expense                                     85           11,272              190           11,304
Net loss on debt extinguishment               10,356                -           10,356                -
Equity in operations of partnerships             221              190              518              318
Minority interest in earnings                 24,504           23,462           14,531           14,485
Interest expense (net)                        50,806           50,576          102,676           98,377
Loss on fixed assets                             830              706            5,165           19,284
Amortization                                     326              220              576              439
Depreciation                                  33,741           32,094           67,374           64,367
Stock-based compensation                       1,957            1,712            4,407           10,775
                                           ---------        ---------        ---------        ---------
EBITDA (Modified)                             82,955           83,181            5,032          (12,875)
Third party interest in EBITDA
  of certain operations (3)                  (25,040)         (24,565)         (15,967)         (16,705)
                                           ---------        ---------        ---------        ---------
Adjusted EBITDA                            $  57,915        $  58,616        $ (10,935)       $ (29,580)
                                           =========        =========        =========        =========

                                      NOTES
                                      -----

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation and gain (loss) on disposal of assets. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) minus interests of third parties in EBITDA of the four parks, plus our interest in the EBITDA (Modified) of one hotel and Dick Clark Productions, which are less than wholly owned. The Company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, "EBITDA Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measure presented by other companies.


(3) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World), plus our interest in the EBITDA (Modified) of one hotel and Dick Clark Productions, which are less than wholly owned.